Schedule 14a
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant                     [X]
Filed by a party other than the registrant  [   ]

Check the appropriate box:
[   ]    Preliminary proxy statement
[X]      Definitive proxy statement
[   ]    Definitive additional materials
[   ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            FRISBY TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)

                            FRISBY TECHNOLOGIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6)I) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

August 28, 2000


Dear Frisby Technologies Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Frisby Technologies, Inc., which will be held on September 26, 2000 at 9:00 a.m. at Greensboro Airport Marriott Hotel in Greensboro, North Carolina.

     The major items of business, as outlined in the following Notice of Annual Meeting of Stockholders and Proxy Statement, will be the election of the directors, authorization to increase the number of shares of Common Stock authorized, an amendment to the 1998 Stock Option Plan to increase the number of authorized shares, approval of the 2000 Employee Stock Purchase Plan and the ratification of the appointment of Ernst & Young LLP as independent auditors for 2000.

     Whether you plan to come to the Annual Meeting or not, your representation and vote are important and your shares should be voted. Please complete, date, sign and return the enclosed proxy card promptly.

     We look forward to seeing you at the meeting.

Very truly yours,


/s/ Greg Frisby
---------------
Greg Frisby
Chairman of the Board

                            FRISBY TECHNOLOGIES, INC.
                           --------------------------

                           3195 Centre Park Boulevard
                       Winston-Salem, North Carolina 27107
                           --------------------------

                          NOTICE OF 2000 ANNUAL MEETING
                               OF STOCKHOLDERS AND
                                 PROXY STATEMENT
                           --------------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD AT 9:00 A.M. ON SEPTEMBER 26, 2000

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of FRISBY TECHNOLOGIES, INC. (the "Company") will be held on September 26, 2000 at 9:00 a.m. at Greensboro Airport Marriott Hotel, One Marriott Drive, Greensboro, North Carolina 27409. The enclosed proxy is solicited by the management of the Company in connection with the Meeting and any adjournment thereof. The Board of Directors has set August 18, 2000 at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1)  election of the persons listed herein as directors of the Company;

     (2) to consider and to act upon a proposal to increase the Company's authorized shares of Common Stock from 10,000,000 shares to 30,000,000 shares;

     (3) to consider and to act upon a proposal to amend the Company's 1998 Stock Option Plan to increase the number of shares employees, directors and consultants may purchase thereunder from 750,000 shares to 1,250,000 shares;

     (4) to consider and to act upon a proposal to establish the 2000 Employee Stock Purchase Plan;

     (5) ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

     (6)  such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1999 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only stockholders of record of the Company's Common Stock outstanding at the close of business on August 18, 2000 will be entitled to vote. A total of 6,575,413 shares of Common Stock was outstanding on the Record Date. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The Notice of Meeting and Proxy Statement, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about August 30, 2000. The mailing address of the Company's principal executive offices is 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from August 30, 2000 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     Abstentions and "broker non-votes" (shares held of record by brokers or nominees which are not voted on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power with respect to that matter) will be treated as present for purposes of determining the presence of a quorum for the transaction of business at the Meeting. Broker non-votes on a matter will not be treated as voted on such matter and, accordingly, will have no effect on the outcome of the proposals herein.

     If a proxy card is properly signed and returned to the Company at or prior to the Meeting, unless subsequently properly revoked, the shares represented by that proxy card will be voted at the Meeting in accordance with the instructions specified thereon. If a proxy card is properly signed and returned to the Company at or prior to the Meeting without voting instructions, it will be voted "FOR" each of the proposals herein. If any other matters are properly presented at the Meeting, the persons appointed as proxies in the proxy card will have the discretionary authority to vote or act thereon in accordance with their best judgment.

                            1. ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six (6) members with the term of office of the current directors scheduled to expire at the next annual meeting of stockholders or until the election and qualification of their respective successors. The Company intends to increase the Board of Directors to seven (7) members at a later time during the next twelve months.

     All directors are to be elected as directors by a plurality of the votes cast at the Meeting. Unless otherwise directed, the persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of directors set forth in this proxy.

     Each of the nominees for election as a director has advised the Company of his willingness to serve as a director and management believes that each nominee will be able to serve. If any nominee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present or in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to elect the directors set forth herein.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF DIRECTORS
                            SET FORTH IN THIS PROXY.

Information Regarding Directors

                  The following table sets forth certain information with respect to the nominees for the election of directors:

                                                                                          Year Term Expires
Name                        Age      Position                                                 if Elected
----                        ---      --------                                                 ----------

Gregory S. Frisby (1)        41      Chairman of the Board of Directors and                       2001
                                     Chief Executive Officer

Duncan Russell (2)           51      President and Chief Operating Officer                        2001

Jeffry D. Frisby (1)         44      Director                                                     2001

Pietro A. Motta              62      Director                                                     2001

Domenico DeSole              56      Director                                                     2001

Robert C. Grayson            55      Director                                                     2001

(1) Gregory S. Frisby and Jeffry D. Frisby are brothers.
(2) Elected to the Board of Directors in June, 2000.

Information Regarding Executive Officers

     The following is information concerning the executive officers of the Company other than those who also serve as directors:

         Name                       Age                          Position

Douglas J. McCrosson                38                  Vice President - Market
                                                        Development; Secretary

Stephen P. Villa                    36                  Chief Financial Officer;
                                                        Treasurer


     Gregory S. Frisby has been the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1989. From 1991 to 1997, Gregory S. Frisby was also the Chief Executive Officer of Frisby Aerospace. In recent years, he has served as the Chairman of the National Advisory Board for the Small Business Development Center Program for the Small Business Administration, a member of the advisory panel assessing U.S. technology and the transition to a peacetime economy for the Congressional Office of Technology Assessment, and as a member of the CEM Task Force on Privatization at the U.S. Department of Energy. He received his Bachelor of Science degree in Business Administration from Wake Forest University in 1981.

     Duncan Russell became the President and Chief Operating Officer and a member of the Company's Board of Directors in June 2000. He had served as the Vice President - Sales and Marketing of the Company from December 1998 until June 2000 and as the Director of Global Brand Strategy since December 1998. Mr. Russell, who had been at 3M since 1973, helped lead a doubling of Minnesota Mining and Manufacturing ("3M") Thinsulate(TM) brand sales since 1991. Thinsulate(TM) is the world's number one brand of thermal insulation for apparel, accessories and footwear. He served most recently as Marketing Operations and International Manager of the Insulation Products Division at 3M. He is also the holder of two U.S. and international patents for insulating products. He received his Bachelor of Science degree in Business Administration from Northeastern University in 1972 and MBA from Hofstra University in 1980.

     Jeffry D. Frisby is a director of the Company. From 1986 to the present, Jeffry D. Frisby has been the President of Frisby Aerospace, A Triumph Group company. Jeffry D. Frisby also serves on the Board of Visitors of the Calloway School of Business & Accountancy at Wake Forest University, and is a past member of the Industrial Advisory Board of the American Society of Mechanical Engineers. He received his Bachelor of Science degree in Business Administration from Wake Forest University in 1977.

     Pietro A. Motta is a director of the Company. Since 1984, he has provided independent legal and financial advisory services for corporate transactions to private financial, industrial and real estate groups. Mr. Motta received his Bachelors degree from Collegio San Carlo & Liceo Manzoni in 1956 and his Juris Doctor degree from Universita degli Studi di Milano in 1960.

     Domenico DeSole is a director of the Company. Since 1995, he has been the president and chief executive officer of Gucci Group NV and Chairman of the Group's Management Board. Mr. DeSole formerly held the position of chief operating officer of Gucci from 1994 to 1995 and was president and chief executive officer of Gucci America, Inc., the company's largest retail subsidiary, from 1984 to 1994. Prior to joining Gucci, Mr. DeSole was a partner in the Washington law firm of Patton, Boggs & Blow. Mr. DeSole also serves on the board of directors of Bausch & Lomb. Mr. DeSole received an undergraduate degree from the University of Rome and a law degree from The Harvard Law School.

     Robert C. Grayson is a director of the Company. Mr. Grayson is the president of Grayson Associates, Inc., a Connecticut based management consulting firm, and is also a partner in Berglass-Grayson, a New York based executive search firm. Mr. Grayson has also served as a vice-chairman of Tommy Hilfiger Corporation from 1992 to 1996 and held several senior executive positions with The Limited Stores from 1970 to 1992. Mr. Grayson currently serves on the boards of directors of Ann Taylor, Sunglass Hut, and Kenneth Cole. Mr. Grayson received an undergraduate degree from Indiana University.

     Douglas J. McCrosson has been the Vice President of Market Development and Secretary of the Company since 1997. Mr. McCrosson became the Vice President of Technical Operations in 1997 and from 1992 through 1997, he was the Group Director responsible for all of the Company's thermal product development programs. From 1988 to 1992, Mr. McCrosson was employed as an engineering manager at Frisby Aerospace. From 1984 to 1988, Mr. McCrosson was a hydraulic systems engineer for the Grumman Corporation. Mr. McCrosson received his Bachelor of Science degree in Mechanical Engineering from the State University of New York at Buffalo in 1984 and his Masters of Science degree in Management from Polytechnic University in 1990.

     Stephen P. Villa has been the Chief Financial Officer of the Company since April 1998 and Treasurer of the Company since June 1999. From January 1997 to March 1998, Mr. Villa was the controller of Harman Consumer Group, an operating company of Harman International, Inc., which sells consumer electronic products. From September 1986 through January 1997, Mr. Villa held numerous positions with Price Waterhouse LLP in their New York and Paris offices. Mr. Villa's last position with Price Waterhouse LLP was audit senior manager. Mr. Villa is a certified public accountant. Mr. Villa received his Bachelor of Science degree in accounting from Babson College in 1986.

     Mr. Villa has resigned his position as Chief Financial Officer effective September 1, 2000. He will continue with the Company as a consultant in order to provide continuity to the Company and support to its next Chief Financial Officer.

Employment Agreements

     Effective January 1, 1998, the Company entered into an employment agreement with Gregory S. Frisby (the "Frisby Employment Agreement"), pursuant to which the Company will employ Gregory S. Frisby until December 31, 2002, unless sooner terminated for death, physical or mental incapacity or cause. The Frisby Employment Agreement, as amended in May 2000, provides for a base salary of $200,000 per year for the remainder of the agreement, a bonus equal to two (2%) percent of the Company's pre-tax profits, an automobile allowance of $400 per month, five (5) weeks paid vacation each year and, until the second anniversary of the consummation of the Offering, a Company-provided life insurance policy payable to his named beneficiaries having a death benefit of $7,500,000.

     If the Frisby Employment Agreement is terminated early for death or physical or mental incapacity by the Company, the Company will pay Gregory S. Frisby, or his estate, any accrued but unpaid salary, bonus, vacation pay, reimbursement, benefits due to him as a former employee of the Company pursuant to any of the Company's benefit plans and he shall continue to receive his then current salary for a period of three (3) months (or a shorter period ending when disability insurance payments under the Company's disability insurance policy are at least sixty (60%) percent of his then current salary).

     If following  thirty (30) days notice,  the Company  terminates  Gregory S.
Frisby for cause, he shall be entitled only to accrued but unpaid salary and benefits (excluding any declared but unpaid bonus). "Cause" is defined under the Frisby Employment Agreement to include: (i) any act of fraud or embezzlement in respect of the Company or its funds, properties or assets; (ii) his conviction of a felony under the laws of the United States or any state thereof unless such acts were committed with the knowledge and approval of the Company's independent members of the Board of Directors and counsel in the reasonable, good faith belief that such actions were in the best interests of the Company and its stockholders and would not violate criminal law; (iii) the willful misconduct or gross negligence by him in connection with the performance of his duties that has caused or is highly likely to cause a material adverse effect, to the Company's business or its results of operations; or (iv) the intentional dishonesty, of Gregory S. Frisby in the performance of his duties hereunder which has a material adverse effect on the Company.

     The Company may terminate the Frisby Employment Agreement without cause following thirty (30) days notice. Additionally, Gregory S. Frisby may terminate the Frisby Employment Agreement if the Company has materially breached the Frisby Employment Agreement and such breach continues for thirty (30) days after notice by Gregory S. Frisby or five (5) days after notice of any subsequent breach. If the Frisby Employment Agreement is terminated pursuant to this paragraph, Gregory S. Frisby will be entitled to any reimbursement due to him, any benefits due to him as a former employee of the Company and to continue to receive his then current salary through December 31, 2002.

     If the Company does not elect to renew or extend Gregory S. Frisby's employment arrangement after December 31, 2002, Gregory S. Frisby will be entitled to a severance payment equal to one (1) year of his then current salary. However, the Company will not be liable for any payments under this paragraph if the Company offers to extend the Frisby Employment Agreement for a period of at least three (3) years on terms at least as favorable to Gregory S. Frisby as those in the Frisby Employment Agreement but no agreement is reached.

     Additionally, pursuant to the Frisby Employment Agreement, Gregory S. Frisby has agreed (i) both during and after his employment not to disclose or misappropriate confidential information of the Company; (ii) to disclose and upon request convey to the Company any intellectual property originated by him during his employment by the Company or one (1) year thereafter, or with the Company's time, material or funds; (iii) not to compete (as defined) with the Company for a period of twelve (12) months from the termination or expiration of the Frisby Employment Agreement, or such shorter time as may be determined by the Board of Directors, provided that the Company shall pay to him monthly during such period an amount equal to the aggregate of his base salary (as in effect as of the termination or expiration of the Frisby Employment Agreement), benefits and bonus unless he has received certain severance payments otherwise due him.

     Effective January 1, 1998, the Company entered into an employment agreement with Douglas J. McCrosson (the "McCrosson Employment Agreement"), pursuant to which the Company will employ Mr. McCrosson until December 31, 2000, unless sooner terminated for death, physical or mental incapacity or cause. The McCrosson Employment Agreement provides a base salary of $88,400 for 1998, $96,200 for 1999 and $105,300 for the year 2000, an automobile allowance of $400 per month and three weeks paid vacation each year.

     If the McCrosson Employment Agreement is terminated early for death or physical or mental incapacity by the Company, the Company will pay Douglas J. McCrosson, or his estate, any accrued but unpaid salary (including any declared but unpaid bonus) and a severance payment equal to two months of his then current salary.

     If, following 30 days notice and opportunity to cure, the Company terminates Mr. McCrosson for cause, he shall be entitled only to accrued but unpaid salary and benefits (including declared but unpaid bonus). "Cause" is defined under the McCrosson Employment Agreement to include: (i) the commission of any material breach of any of the provisions or covenants of his employment agreement; (ii) the commission of any act of willful misconduct or gross negligence in the performance of his duties or obligations under his employment agreement, or, without proper cause, the willful refusal or habitual neglect of the performance of his employment duties or obligations under his employment agreement; (iii) the commission of any act of dishonesty, breach of trust, fraud, or embezzlement; or (iv) his conviction, or plea of guilty or nolo contendere to, a felony or indictable offense (unless committed in the reasonable, good faith belief that the Executive's actions were in the best interests of the Company and its stockholders and would not violate criminal law).

     The Company may terminate the McCrosson Employment Agreement without cause following 30 days notice. Following 30 days notice and opportunity to cure, Mr. McCrosson may terminate the McCrosson Employment Agreement if the Company has materially breached the McCrosson Employment Agreement. If the McCrosson
Employment Agreement is terminated pursuant to this paragraph, Mr. McCrosson will be entitled to a severance payment equal to four months of his then current salary and all accrued and unpaid salary and benefits (including any declared but unpaid bonus).

     The McCrosson  Employment  Agreement  also  contains (i) a  non-competition provision that precludes Mr. McCrosson from competing with the Company for a period of three years from the date of termination of his employment; (ii) a non-disclosure and confidentiality provision; and (iii) a non-interference provision whereby, for a period of three years after the termination of his employment with the Company, he will not interfere with the Company's relationship with its strategic partners, customers or employees.

Board of Directors

     The Company does not have a nominating committee of the Board of Directors. In 1998, the Company formed an Audit Committee comprised of Messrs. J. Frisby, Motta, and DeSole and a Compensation/Stock Option Committee comprised of Messrs.
J. Frisby, Motta, Grayson and DeSole. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent auditors of the Company and review the results and scope of the audit and other services provided by the Company's independent auditors. The function of the Compensation/Stock Option Committee is to approve salaries and certain incentive compensation (including stock options) for management and key employees of the Company. The Audit Committee met one time in fiscal year 1999. The Compensation/Stock Option Committee met one time in fiscal year 1999. The Board of Directors met on four (4) occasions during the last fiscal year.

Executive Compensation

     The table below sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 (collectively, the "Named Executives") during the three (3) fiscal years ended December 31, 1999, 1998 and 1997:

                           Summary Compensation Table

                                            Annual Compensation
Name and Principal Position   Year    Salary         Other         Stock Options
---------------------------   ----    ------         -----         -------------
Gregory S. Frisby             1999   $224,800 (1)     --                --
Chairman of the Board;        1998    204,800 (1)(2)  --                --
Chief Executive Officer       1997     52,000         --                --

Duncan Russell                1999   $115,000       $46,900 (3)        6,000
President;                    1998      9,500 (4)     --              20,000
Chief Operating Officer       1997      --            --                --

Stephen P. Villa              1999   $137,100 (1)   $25,863 (5)       16,700
Chief Financial Officer;      1998     97,200 (1)(4)  --              20,000
Treasurer                     1997      --            --                --

Douglas J. McCrosson          1999   $101,000 (1)     --              15,000
Vice President-Market         1998     93,200 (1)     --              40,000
Development; Secretary        1997     75,600         --                --

(1)      Amounts include a $400 monthly allowance for automobile expense.

(2)      Increase in 1998 reflects the  relinquishment of Mr. Frisby's dual role
         as  CEO  of   Frisby   Aerospace   and  the   Company   and   increased
         responsibilities with the Company.

(3) Amount represents a signing bonus and an allowance to cover moving and relocation related expenses. The allowance was grossed up to cover tax expenses.

(4)      Amounts represent salary for a partial year.

(5) Amount represents an allowance to cover moving and relocation related expenses. The allowance was grossed up to cover tax expenses.


Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     It is important to note that the Compensation/Stock Option Committee of the Board of Directors (the "Committee"), established in September 1998, assumes responsibility for all fiscal compensation decisions. The Committee is composed of independent outside directors.

Compensation/Stock Option Committee

     The   Committee   met  one  time  during  fiscal  1999  to  carry  out  its
responsibilities, including the development and administration of policies governing annual compensation for senior executives of the Company.

     In developing and administering these policies, the Committee has focused on compensating Company executives:

          (1) on a competitive basis with other comparably sized and managed companies;

          (2)  in  a  manner   consistent  and  supportive  of  overall  Company
               objectives; and

          (3) balancing the long-term and short-term strategic initiatives of the Company.

     The Company's compensation for executive officers generally consists of a fixed base salary and long-term incentive compensation. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

Directors' Compensation

     All directors currently serve for one-year terms and until their successors have been elected and qualified. Each director, other than Messrs. G. Frisby, D. Russell and J. Frisby, receives from the Company for their service an annual grant of 7,500 non-qualifying options, plus reimbursement of expenses related to attendance at Board meetings.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date hereof, by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's Named Executives; and (iii) all Executive Officers and Directors of the Company as a group.

Directors, Named Executives         Amount and Nature of      Percentage of
and 5% Stockholders                 Beneficial Ownership    Beneficial Ownership

Gregory S. Frisby                       2,872.786(1)             43.6%

Jeffry D. Frisby                        1,424,643(1)             21.7%

Duncan Russell                             12,000(2)              *

Pietro A. Motta                            22,500(3)              *

Domenico DeSole                            22,500(4)              *

Robert C. Grayson                         147,500(5)              2.2%

Luca Bassani Antivari                   2,139,827(6)             30.0%

MUSI Investments, S.A                   2,112,827(6)             29.7%

Jean Moore                                494,500(7)              7.3%

Douglas J. McCrosson                       52,300(8)              *

Stephen P. Villa                           36,700(9)              *
--------------------
All officers and directors              3,166,286**              46.2%
                  (8 persons)

*    Indicates less than one (1%) percent beneficial ownership.

** Includes only those shares directly owned by the Company's officers and directors in order to avoid double counting and a figure in excess of 100% of the outstanding shares of the Company.

(1) Includes 1,424,643 shares of the Company's Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Shareholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Also includes only vested portion of two option grants for Greg Frisby to acquire 44,000 and 10,000 shares of the Company's Common Stock at $4.75 and $4.50 per share, respectively.

(2) Includes only vested portion of five option grants to acquire 16,000, 20,000, 16,000, and 250,000 shares of the Company's Common Stock at exercise prices of $3.63, $4.50, $4.75 and $4.94 per share, respectively.

(3) Includes only vested portion of three option grants to acquire 7,500 shares of the Company's Common Stock at exercise prices of $3.63, $4.75 and $7.00 per share, respectively.

(4) Includes only vested portion of three options grants to acquire 7,500 shares of the Company's Common Stock at exercise prices of $3.63, $4.75 and $7.25 per share, respectively.

(5) Includes only vested portion of options to acquire a total of 110,000 shares of the Company's Common Stock at an exercise price of $7.25 per share, which are exercisable by GGC, Inc., a corporation of which Mr. Grayson is the President and 90% shareholder. Also includes three option grants to acquire 7,500 shares of the Company's Common Stock at exercise prices of $3.63, $4.75 and $7.25 per share, respectively.

(6) Includes only 27,000 shares owned indirectly by the reporting person; also includes 2,112,827 shares of common stock and warrants to purchase shares of common stock owned directly by MUSI Investments, S.A. ("MUSI").

(7)  Includes amounts held directly and indirectly by Ms. Jean Moore.

(8) Includes only vested portion of three option grants to acquire 15,000, 16,000 and 40,000 shares of the Company's Common Stock at exercise prices of $3.63, $4.75 and $7.00 per share, respectively.

(9) Includes only vested portion of four option grants to acquire 16,700, 10,000, 16,000 and 20,000 shares of the Company's Common Stock at exercise prices of $3.63, $4.50, $4.75, and $7.25, respectively.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten (10%) percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended December 31, 1998, the Company believes that all filing requirements applicable to the Reporting Persons were complied with.

Certain Transactions

     On December 10, 1997, Gregory S. Frisby and Jeffry D. Frisby entered into a Shareholder Agreement (the "JF/GF Agreement") pursuant to which Jeffry D. Frisby agreed to vote all of his shares in accordance with Gregory S. Frisby's direction. The JF/GF Agreement prohibits the transfer of shares by either party except in accordance with its terms which include a right of first refusal to purchase one another's stock on the same terms as any potential third-party purchaser. Pursuant to the terms of the JF/GF Agreement, upon the death of Gregory S. Frisby, Jeffry D. Frisby will have voting control of all shares then owned by Gregory S. Frisby and upon the death of either Gregory S. Frisby or Jeffry D. Frisby, the Company may, at its election, purchase the shares of Common Stock then owned by such stockholder for a per share price equal to the fair market value of the Common Stock as then determined by the Company's Board of Directors.

     In December 1997, pursuant to a Purchase Agreement (the "Purchase Agreement") the Company issued to MUSI 441,327 shares of the Company's Common Stock and the Private Placement Option for an aggregate purchase price of $2,500,000. MUSI exercised the Private Placement Option on February 27, 1998 for 587,500 shares of the Company's Convertible Preferred Stock at an exercise price of $2,500,000. On April 6, 1999, MUSI exercised its rights to convert the 587,500 shares of the Company's Convertible Preferred Stock on a share for share basis and received 587,500 shares of the Company's Common Stock. The Company paid $300,000 to an entity designated by MUSI in respect of related transaction costs incurred by MUSI.

     In connection with MUSI's purchase of the Common Stock, MUSI, the Company, Gregory S. Frisby and Jeffry D. Frisby entered into a Stockholders Agreement in December 1997 (the "Other Stockholders Agreement"). The Other Stockholders Agreement provides for restrictions on the transfers of shares, rights of first refusal, the designation by MUSI of one nominee for director (the "MUSI Designee") and the designation by management of the remaining nominees (the
"Frisby Designees") and prior to the Offering, the requirement that the MUSI Designee and the Frisby Designees must agree in order for the Company to take certain actions. Pursuant to the Other Stockholders Agreement, Gregory S. Frisby and Jeffry D. Frisby agree to use their best efforts to cause the MUSI Designee to be elected as a director of the Company.

     Additionally, the Other Stockholders Agreement provides that MUSI, at any time beginning eighteen (18) months after the Company's Offering, may require the Company to register, on two occasions, at the Company's expense, all or an amount equal to or exceeding $500,000 of MUSI's Common Stock in a public offering pursuant to the Securities Act. The Other Stockholders Agreement grants to MUSI, Gregory S. Frisby and Jeffry D. Frisby the right to "piggyback" their Common Stock in any registration by the Company of its Common Stock, other than the Offering, subject to the right of the managing underwriter to restrict or limit the registration of such shares if the number of such shares requested to be sold would have an adverse effect on the Offering. The expenses incurred in connection with a "piggyback" registration, other than underwriter's discounts and commissions, are to be paid by the Company. In the event MUSI, Gregory S. Frisby or Jeffry D. Frisby own less than 25% of the number of the Company's Common Stock owned by them on the date of the Other Stockholders Agreement, their rights under the Other Stockholders Agreement shall terminate.

     The Company has agreed to indemnify MUSI from all losses, costs, damages, liabilities and expenses resulting from any misrepresentation or breach of any representation, warranty, covenant or undertaking made or to be performed by the Company in accordance with the terms of the Purchase Agreement between the Company and MUSI.

     In April 1998, the Company entered into a two year consulting agreement with GGC, Inc., a corporation of which a director of the Company, Mr. Grayson, is the President and 90% shareholder. In conjunction with this agreement, the Company has issued warrants to purchase 110,000 shares of the Company's Common Stock at an exercise price equal to the then market price. This agreement was terminated in December 1999.

     In May 2000, the Company entered into a $4,000,000 private placement equity transaction with an investor group, which included MUSI. This transaction was a unit (the "Unit") consisting of one share of Frisby common stock on the Nasdaq SmallCap Market and one five-year warrant to buy a share of common stock at an exercise price of $7.00 per share. The purchase price of this offering was $5.00 per Unit. MUSI purchased 550,000 shares and 550,000 warrants to purchase shares of the Company's Common Stock. The Company agreed to file a registration statement to register the MUSI shares no later than September 30, 2000. Additionally, other minor amendments were made to the existing Other Stockholders Agreement.

     During 2000, the Company entered in a $2,000,000 committed line of credit with Bank of America ("BOA"), which had been jointly and severally guaranteed by Gregory S. Frisby, and Jeffry D. Frisby. At June 30, 2000, the entire BOA facility was either borrowed against or used as collateral for existing Letters of Credit with suppliers. The loan agreement between the Company and BOA was filed as an exhibit to the 10-KSB filed on April 14, 2000.

     The Company believes that all of the transactions described above are at least as favorable to the Company as those available on an arms-length basis. In the future, all material transactions entered into between the Company and affiliated entities will be on terms no less favorable to the Company than can be obtained from unaffiliated parties and will not be entered into or terminated except on the affirmative vote of a majority of the disinterested directors.

2.  PROPOSAL TO INCREASE THE  COMPANY'S  AUTHORIZED  SHARES OF COMMON STOCK FROM
                     10,000,000 SHARES TO 30,000,000 SHARES

     The Board of Directors has adopted, subject to stockholder approval, an amendment to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 30,000,000 shares. The relevant portion of the text of the Article, as it is proposed to be amended, is as follows:

                           "The total number of shares  which the Company  shall
                  have authority to issue is Thirty-One Million (31,000,000) shares, consisting of Thirty Million (30,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and One Million (1,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Shares"), issuable as provided hereinbelow."


     The proposed amendment will authorize sufficient additional shares of Common Stock to provide the Company with the flexibility to make such issuances from time to time for any proper purpose approved by the Board of Directors, including issuances to effect acquisitions or raise capital and issuances in connection with future stock splits or dividends, without the necessity of delaying such activities for further stockholder approval except as may be required in a particular case by the Company's charter documents, applicable law or the rules of any stock exchange or other system on which the Company's securities may then be listed. There are currently no arrangements, agreements or understandings for the issuance or use of additional shares of authorized Common Stock (other than issuances permitted or required under the Company's stock-based employee benefit plans or awards made pursuant to those plans).


     The additional Common Stock to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of earnings per share and voting rights of current holders of Common Stock. The holders of Common Stock do not presently have preemptive rights to subscribe for the additional Common Stock proposed to be authorized. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

     The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than in generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present or in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to increase the Company's authorized shares of Common Stock from 10,000,000 to 30,000,000.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO INCREASE THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 SHARES TO 30,000,000 SHARES.


3. AMENDMENT OF 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED
               FOR ISSUANCE THEREUNDER FROM 750,000 TO 1,250,000

     At the Meeting, the Company's stockholders will be asked to approve an amendment to the 1998 Stock Option Plan (the "1998 Option Plan") to increase the number of shares of Common Stock authorized for issuance thereunder from 750,000 to 1,250,000. The 1998 Option Plan was adopted by the Board of Directors of the Company on March 13, 1998, and approved by the Stockholders of the Company on March 13, 1998.

     As of June 30, 2000, 750,000 options were granted under the 1998 Option Plan, leaving no available shares for future purchase under the 1998 Option Plan.

     The Board believes that in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentives for employees of the Company and to continue to promote the well-being of the Company, it is in the best interest of the Company and its Stockholders to provide to such persons the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has found that the 1998 Option Plan has proven to be a valuable tool in attracting and retaining key employees. It believes that such authority, in view of the substantial growth of the Company and need to continue to expand, should be expanded to increase the number of options which may be granted under the 1998 Option Plan. The Board believes that such authority (i) will provide the Company with significant means to attract and retain talented personnel; (ii) will result in saving cash, which otherwise would be required to maintain current key employees and adequately attract and reward key personnel; and (iii) consequently will prove beneficial to the Company's ability to be competitive.

     If the above-described amendment to the 1998 Option Plan is approved by the Stockholders, additional options may be granted under the 1998 Option Plan, the timing, amounts and specific terms of which cannot be determined at this time.

     The full text of the 1998 Option Plan, as proposed to be amended, is available upon written request to the Company.

Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present or in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to amend the 1998 Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE FROM 750,000 TO 1,250,000


         4. PROPOSAL TO ESTABLISH THE 2000 EMPLOYEE STOCK PURCHASE PLAN

     At the Meeting, the Company's stockholders will be asked to approve a proposal to establish the 2000 Employee Stock Purchase Plan. This Plan was adopted by the Board of Directors of the Company on October 27, 1999.

     The 2000 Employee Stock Purchase Plan would be authorized to issue up to 200,000 shares of the Company's Common Stock over a 10-year period.

     The 2000 Employee Stock Purchase Plan enables employees to buy shares of the Company's common stock at a price equaled to 85% of the lower of market price at the beginning and end of the six month period. The six-month periods begin on January 1 and July 1 of each year.

     The Board believes that in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentives for employees of the Company and to continue to promote the well-being of the Company, it is in the best interest of the Company and its Stockholders to provide to such persons the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has found that the 2000 Employee Stock Purchase Plan has proven to be a valuable tool in attracting and retaining key employees. It believes that such authority, in view of the substantial growth of the Company and need to continue to expand, should be granted. The Board believes that such authority (i) will provide the Company with significant means to attract and retain talented personnel; (ii) will result in saving cash, which otherwise would be required to maintain current key employees and adequately attract and reward key personnel; and (iii) consequently will prove beneficial to the Company's ability to be competitive.

     If the above-described proposal is approved by the Stockholders, additional shares of Common Stock will be issued under this Plan, the timing and amounts of which cannot be determined at this time.

     The full text of the 2000 Employee Stock Purchase Plan, is available upon written request to the Company.

Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present or in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to establish the 2000 Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO ESTABLISH THE 2000 EMPLOYEE STOCK PURCHASE PLAN.

                            5. SELECTION OF AUDITORS

     The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP, independent auditors, which served as the Company's independent auditors to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2000. A representative of Ernst & Young LLP is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions a stockholder may have with respect to the consolidated financial statements of the Company for the year ended December 31, 1999.

Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present or in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to select Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 2000.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000

                                6. OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107, on or before December 15, 2000. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                           By order of the Board of Directors

                                           /s/ Douglas J. McCrosson
                                           ------------------------
                                           Douglas J. McCrosson, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-KSB, for its fiscal year ended December 31, 1999. Such request should be addressed to Frisby Technologies, Inc., Investor Relations, 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107.

Dated: August 28, 2000

                               COMMON STOCK PROXY


                            FRISBY TECHNOLOGIES, INC.
                           3195 Centre Park Boulevard
                       Winston-Salem, North Carolina 27107

         This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned, revoking all previous proxies, hereby appoints Gregory S. Frisby and Douglas J. McCrosson and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Frisby Technologies, Inc. (the "Company"), held of record by the undersigned on August 18, 2000 which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on September 26, 2000, at 9:00 a.m. at Greensboro Airport Marriott Hotel, One Marriott Drive, Greensboro, North Carolina 27409, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

         1.       ELECTION OF DIRECTORS

                  FOR all nominees listed below (except as marked         Withhold Authority to vote for all
                  to the contrary below)____                              nominees listed below ___


                  (Instruction:  To withhold  authority  to vote for an  individual  nominee  strike a line through such nominee's name in the list below).

                  GREGORY S. FRISBY
                  JEFFRY D. FRISBY
                  PIETRO A. MOTTA
                  ROBERT C. GRAYSON
                  DOMENICO DESOLE
                  DUNCAN R. RUSSELL

         2.       TO APPROVE THE PROPOSED  INCREASE IN THE COMPANY'S  AUTHORIZED
                  SHARES OF COMMON STOCK FROM  10,000,000  SHARES TO  30,000,000
                  SHARES.

                  FOR ___                          AGAINST ___                            ABSTAIN ___


         3.       TO APPROVE THE PROPOSED  AMENDMENT TO THE COMPANY'S 1998 STOCK
                  OPTION  PLAN  TO  INCREASE  THE  NUMBER  OF  SHARES  EMPLOYEE,
                  DIRECTORS,   AND  CONSULTANTS  MAY  PURCHASE  THEREUNDER  FROM
                  750,000 SHARES TO 1,250,000 SHARES.

                  FOR ___                          AGAINST ___                            ABSTAIN ___


         4. TO APPROVE THE PROPOSED  ESTABLISHMENT  OF THE 2000  EMPLOYEE  STOCK
PURCHASE PLAN.

                  FOR ___                          AGAINST ___                            ABSTAIN ___


         5.       RATIFICATION  OF THE  APPOINTMENT  OF ERNST & YOUNG LLP AS THE
                  COMPANY'S  INDEPENDENT  AUDITORS  FOR THE FISCAL  YEAR  ENDING
                  DECEMBER 31, 2000.

                  FOR ___                          AGAINST ___                           ABSTAIN ___


         6.       TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERTY COME BEFORE
                  THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                  FOR ___                          AGAINST ___                           ABSTAIN ___


         PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted as directors herein. If no direction is given, this Proxy will be voted FOR Proposal.


-------------------
(Date)


-------------------
(Signature)


-------------------
(Signature, if held jointly)


Please sign exactly as name appears below. If Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please list full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please sign, date and return promptly in the enclosed envelope.